Exhibit 4.22

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, as currently in effect, as well as certain provisions of the Delaware General Corporation Law (“DGCL”). The summary below does not purport to be complete and is qualified in its entirety by reference to tour certificate of incorporation, as amended, and bylaws, copies of which are filed as exhibits to the our Annual Report on Form 10-K.

Authorized and Outstanding Stock

As of February 20, 2026, our certificate of incorporation authorizes the issuance of:

●	1,500,000,000 shares of common stock, par value $0.0001 per share; and

●	1,000,000 shares of preferred stock, par value $0.0001 per share.

As of February 20, 2026, there were approximately 593,349,852 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. This excludes shares issuable upon the exercise of warrants, conversion of rights, or future equity awards. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

As of February 20, 2026, there were 73 holders of record of our common stock and no holders of record of our preferred stock.

EM&T Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Except as otherwise required by law or by the terms of any preferred stock outstanding, if any, and the requirements of the DGCL, holders of common stock have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

In any uncontested election of directors, nominees receiving a majority of the votes cast will be elected. In a contested election, the nominees receiving a plurality of the votes cast will be elected. Except as otherwise provided by law, our certificate of incorporation, or our bylaws, matters other than the election of directors will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, provided a quorum is present. Except as otherwise required by applicable law, cumulative voting is not permitted.

The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends (payable in cash, property or capital stock) when, as, and if declared by our board of directors out of funds legally available for that purpose. Under the DGCL, dividends may be paid out of “surplus” (the excess of net assets over capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that capital is not reduced below the aggregate par value of the outstanding stock having a preference upon distribution.

We do not currently expect to declare or pay any cash dividends in the foreseeable future. Any future determination to declare dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors deemed relevant by our board of directors.

Rights Upon Liquidation

Subject to applicable law, in the event of our voluntary or involuntary liquidation, dissolution, or winding up, and after payment of all debts and other liabilities and subject to the rights of holders of any preferred stock then outstanding, holders of our common stock will be entitled to receive the remaining assets of the Company ratably in proportion to the number of shares held.

Annual Meetings of Stockholders

Our bylaws provide that the annual meeting of the stockholders shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the EM&T Board of Directors and as shall be designated in the notice of said meeting.

Other Rights

Holders of our common stock have no preemptive, subscription, redemption, or conversion rights. There are no sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

EM&T Preferred Stock

Our board of directors is authorized, without further action by stockholders (unless required by law or stock exchange rules), to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of each series. The authority of our board with respect to each such series of preferred stock includes, without limiting the generality of the foregoing, the determination of any or all of the following:

●	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

●	The voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

●	The redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

●	Whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

●	The rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Company;

●	The provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

●	The right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

●	The provisions, if any, of a sinking fund applicable to such series; and

●	Any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

The issuance of preferred stock could, among other things, delay, deter, or prevent a change in control of EM&T and may adversely affect the voting and other rights of holders of common stock.

We have no current plans to issue preferred stock.

Anti-Takeover Effects of Governing Documents and Delaware Law

Certain provisions of our certificate of incorporation, our bylaws, and the DGCL could make more difficult or discourage a takeover attempt that stockholders might otherwise consider in their best interests. These provisions include:

Authorized but Unissued Capital Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which continue to apply if and so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may generally issue preferred stock on terms calculated to discourage, delay or prevent a change of control of EM&T or the removal of EM&T’s management. Moreover, EM&T’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved EM&T common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of EM&T by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of EM&T’s management and possibly deprive EM&T’s stockholders of opportunities to sell their shares of EM&T common stock at prices higher than prevailing market prices.

Election of Directors; Removal; Vacancies

Our Board of Directors is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III. Currently, the Board consists of one Class I director, Thomas Stoddard; two Class II directors, Christopher C. Miller and Robin S. Bernstein; and two Class III directors, Saul Locker and David Wilcox. The term of the initial Class I director shall expire at the first annual meeting of the stockholders held after the consummation of the Business Combination, the term of the initial Class II directors shall expire at the second annual meeting of the stockholders held after the consummation of the Business Combination, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders held after the consummation of the Business Combination. At each succeeding annual meeting of the stockholders, beginning with the first annual meeting of the stockholders held after the consummation of the Business Combination, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. This structure may delay or prevent changes in control of the board and the company.

Any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of more than 60% of the voting power of all outstanding shares entitled to vote generally in the election of directors. Vacancies on the board of directors or new directorships, may be filled only by the remaining directors, not by stockholders.

Special Meetings of Stockholders

Our bylaws provide that special meetings of the stockholders may be called by the EM&T Board of Directors, the chairperson of the EM&T Board of Directors, the executive chairman of the EM&T Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws require that for a stockholder to make any nominations for director elections and proposals of other business at an annual meeting, the stockholder must (1) provide notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, assuming that the date of the annual meeting is not advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, in writing and in proper form to EM&T’s secretary, (2) provide the required information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide any updates or supplements to such notice at the times and in the required forms.

Amendments to Governing Documents

Amendments to our certificate of incorporation or bylaws require the affirmative vote of at least two-thirds (66 2⁄3%) of the voting power of our outstanding shares entitled to vote.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the DGCL, regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum Provisions

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of EM&T, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of EM&T to EM&T or EM&T’s stockholders, (iii) any action asserting a claim against EM&T, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iii) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act for which, unless EM&T consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Stockholder Action by Written Consent

Unless otherwise provided by our certificate of incorporation or bylaws, any action required or permitted to be taken by stockholders may be taken without a meeting and without prior notice if a written consent or electronic transmission is signed by holders of at least the minimum number of votes necessary to authorize such action at a meeting.

Stockholders’ Derivative Actions

Under the DGCL, any of EM&T’s stockholders may bring an action in EM&T’s name to procure a judgment in EM&T’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of EM&T shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors are not personally liable to the company or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for:

●	Breach of the duty of loyalty;

●	Acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

●	Liability under Section 174 of the DGCL; or

●	Transactions from which the director derived an improper personal benefit.

If the DGCL is amended to further eliminate or limit the liability of directors, such liability will automatically be eliminated or limited to the fullest extent permitted by law.

Our certificate of incorporation and bylaws also provide for indemnification of directors and officers to the fullest extent permitted by law, and we have entered into indemnification agreements with each of our directors and executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004, and its telephone number is (212) 509-4000.